                                 EXHIBIT 10(v)

                       CONFIDENTIAL TREATMENT REQUESTED
                          (*** DENOTES REDACTED TEXT)




                        ===============================


                               TOLLING AGREEMENT

                                by and between

                             INLAND STEEL COMPANY

                                      and

                              WALBRIDGE COATINGS


                           Dated as of June 30, 1998

                        ===============================

                               TABLE OF CONTENTS

ARTICLE I.    DEFINITIONS

ARTICLE II.   APPLICABLE ATTACHMENTS

ARTICLE III.  TERM; PURCHASE AND SALE OF COATING SERVICES AND SLITTING SERVICES
                  3.1      Term...............................................................................    4
                  3.2      Agreement to Perform Coating Services..............................................    4
                  3.3      Right of First Offer. .............................................................    4
                  3.4      Agreement to Perform Slitting Services.............................................    4

ARTICLE IV.   TOLL FOR COATING SERVICES AND SLITTING SERVICES
                  4.1      Toll...............................................................................    5
                  4.2      Adjustment to Toll.................................................................    5
                  4.3      Toll for Slitting Services.........................................................    6

ARTICLE V.    SUBSTRATE QUANTITY; SUBSTRATE QUALITY
                  5.1      Substrate Quantity.................................................................    6
                  5.2      Substrate Quality..................................................................    6

ARTICLE VI.   OPERATIONS
                  6.1      Operation of the Facility..........................................................    6
                  6.2      Communication of ISC Inventory Information.........................................    6
                  6.3       Firm Orders.......................................................................    6
                  6.4      Purchase Orders....................................................................    6
                  6.5      Priority of Firm Orders and Modification of Purchase Orders, etc...................    7
                  6.6      Shipment and Handling of ISC Substrate.............................................    7
                  6.7      Handling and Shipment of Coated ISC Substrate and Finished
                           Substrate..........................................................................    8
                  6.8      Scrap..............................................................................    9
                  6.9      Claim Policy.......................................................................    9
                  6.10     Insurance..........................................................................   10
                  6.11     ISC Inventory......................................................................   10
                  6.12     Inspection. .......................................................................   10
                  6.13     Customer Service...................................................................   10
                  6.14     Compliance with Laws...............................................................   11
                  6.15     Indemnification....................................................................   11

ARTICLE VII.  GENERAL TERMS AND CONDITIONS

                               TOLLING AGREEMENT
                               -----------------

     THIS TOLLING AGREEMENT (the "Agreement") is made as of this 30th day of June, 1998 by and between INLAND STEEL COMPANY, a Delaware corporation ("ISC"), and WALBRIDGE COATINGS, AN ILLINOIS PARTNERSHIP (the "Partnership").

                                  WITNESSETH:
                                  ----------

     WHEREAS, the Partnership was organized by Inland Steel Electrogalvanizing Corporation, a Delaware corporation ("Inland EG"), EGL Steel Inc., a Delaware corporation ("EGL Steel") and MSC WALBRIDGE Coatings, Inc. ("MSCWC"), formerly known as Pre Finish Metals (EG) Incorporated, a Delaware corporation ("PFM EG"), for the purpose of owning and operating a coating facility for cold rolled steel ("Substrate");

     WHEREAS, the Partnership owns and operates a coating facility for Substrate located at 30610 East Broadway, Walbridge, Ohio 43465 (the "Facility");

     WHEREAS, the Partnership utilizes an electrogalvanization process to place a free zinc coating on Substrate ("Zinc Process") or a roll application process to place other substances on Substrate ("Roll Process," the Zinc Process and the Roll Process are collectively referred to herein as the "Processes") at the Facility;

     WHEREAS, pursuant to the Transfer Agreement dated as of June 30, 1998 among ISC, Bethlehem Steel Corporation, Inland Steel Industries, Inc., Inland EG and EGL Steel (the "Transfer Agreement"), all of the interests of Inland EG, ISC and Inland Steel Industries, Inc. in the Partnership are being transferred to EGL Steel and Bethlehem Steel Corporation as of the date of this Agreement;

     WHEREAS, MSCWC consents to the execution by the aforementioned parties of the Transfer Agreement and the performance of the obligations set forth thereunder;

     WHEREAS, ISC and the Partnership desire that upon request by ISC, the Partnership will, at the Facility, coat ISC Substrate (as hereinafter defined) utilizing one of the Processes in the same manner as conducted prior to the date hereof ("Coating Services") and perform slitting and other inspection services ("Slitting Services") on such coated Substrate in exchange for the payment of tolls, all on the terms and conditions as set forth herein; and

     WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to the Transfer Agreement to complete the "Purchase Closing," as defined therein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:



                            ARTICLE I. DEFINITIONS

    "Affiliate" means, with respect to any Person at any time, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

    "AISI" means American Iron and Steel Institute.

    "Bankruptcy" means, as to any Person, the Person's taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For purposes of this definition, the term "acquiescing" shall include, without limitation, the failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under such law.

    "Business Day" shall mean any day that the Facility is open for business.

    "Coated ISC Substrate" means ISC Substrate that has been coated pursuant to one of the Processes at the Facility, or has been coated with free zinc or other substance at the I/N Kote Facility or any other facility.

    "Coating Weight" means the amount of free zinc required to be applied by the Zinc Process to ISC Substrate, expressed in grams per square meter of coated substrate surface area.

    "Compord" means computer order data formats which facilitate the transfer of information.

    "Control" means, with respect to any Person, the power to, directly or indirectly, direct the management and policies of such Person, whether through ownership of voting securities (or pledge of voting securities if the pledgee thereof may on the date of determination exercise or control the exercise of the voting rights of the owner of such voting securities), by contract or otherwise; and the terms "Control" (when used as a verb), "Controlling" and "Controlled" have meanings correlating to the foregoing.

    "EDI" means electronic data interchange.

    "Electricity Costs" has the meaning set forth in Section 4.2.
                                                     ------------

    "Finished Substrate" means ISC Substrate or Coated ISC Substrate on which Slitting Services have been performed.

    "Firm Order" has the meaning set forth in Section 6.3.
                                              ------------

    "Floor Space" means the square footage of the Facility as of June 30, 1998.

    "I/N Kote Facility" means the coating facility owned by I/N Kote, a partnership composed of subsidiaries of ISC and Nippon Steel Corporation, located at New Carlisle, Indiana.

    "ISC Inventory" means ISC Substrate, Coated ISC Substrate and Finished Substrate.

    "ISC Line Time" means production time on the Line necessary to fulfill the current Firm Order.

    "ISC Substrate" means Substrate owned by ISC.

    "Line" means the production line of the Facility commonly referred to as Line 6.

    "LME" means London Metal Exchange.

    "Person" means any individual, partnership, corporation, trust, limited liability company or other entity.

    "Prime Rate" means the rate of interest published in The Wall Street Journal as the "prime rate" on the most recent Business Day.

    "Reference Strip" means a 60-inch wide, 0.030-inch minimum thickness steel coil to which a minimum Coating Weight of 100 grams of free zinc per square meter has been applied on one side only by the Zinc Process.

    "Reference Strip Ton Rate" has the meaning set forth in Section 4.2.
                                                            ------------

    "Scheduled Line Time" means all time on the Line available to perform Coating Services.

    "Trip Title" means title passes to the customer at the Facility prior to shipment from the Facility. The process is described in Attachment VI.
                                                         -------------

    "Zinc Costs" has the meaning set forth in Section 4.2.
                                              ------------

                      ARTICLE II. APPLICABLE ATTACHMENTS

In addition to the other schedules attached hereto, the following attachments (the "Attachments") are made a part of this Agreement and the parties shall comply with the requirements of such documents in carrying out their obligations hereunder:

Attachment I    Standardized Inspection System

Attachment II   Delivered Quality Requirements

Attachment III  Outside Processing AISI/Compord Data Requirements

Attachment IV   Non-EDI Production Reporting Requirements

Attachment V    Scrap Policy and Production Reporting Requirements (provided that the standard scrap allowance shall be ***% rather than as stated in Attachment V)

Attachment VI   Billing Requirements

Attachment VIII Claim Policy

Attachment IX   Invoicing Requirements

Attachment X    Removal Policy

In the event of any conflict between the terms of the Attachments and this Agreement, this Agreement shall govern.

ARTICLE III. TERM; PURCHASE AND SALE OF COATING SERVICES AND SLITTING SERVICES

    3.1   Term.   Subject to Section 9.1, the term of this Agreement shall be
          ----               -----------
from July 1, 1998 through December 31, 2001 (the "Term").

    3.2   Agreement to Perform Coating Services.  Subject to the terms and
          -------------------------------------
conditions of this Agreement, during the Term the Partnership shall provide ISC, as requested by ISC in accordance with this Agreement, with time on the Line as set forth on Schedule 3.2 for the Partnership's performance of Coating Services
             ------------
on ISC Substrate. The Partnership acknowledges that ISC may request the Partnership to perform Coating Services only to the extent that the I/N Kote Facility is unable to provide ISC with sufficient coating services.

    3.3   Right of First Offer. If ISC requires time on the Line for the
          --------------------
Partnership to provide Coating Services on ISC Substrate in addition to that set forth on Schedule 3.2, ISC shall request, in writing, that the Partnership
         ------------
provide ISC with an offer for such additional time on the Line. The Partnership may provide ISC with such an offer, in writing, within three days of receiving ISC's request. ISC shall, in good faith, consider the Partnership's offer, including price, freight, yield and other economic factors, and accept it unless ISC determines, in its sole and exclusive judgment, that an offer from a third party to provide such services is a better offer, in which case it may accept the offer from such third party. Upon the Partnership's request, ISC shall provide the Partnership with such information, including, without limitation, price, freight, yield and other relevant economic factors as the Partnership reasonably requests to evidence an offer from a third party. Any additional time on the Line offered to and accepted by ISC under this Section 3.3 shall be
                                                           -----------
in addition to the time on the Line reflected on Schedule 3.2.
                                                 -------------

    3.4   Agreement to Perform Slitting Services.  During the Term, ISC may
          --------------------------------------
request and the Partnership shall provide Slitting Services on ISC Substrate or Coated ISC Substrate. The Partnership shall perform Slitting Services in accordance with Schedule 4.3 and the requirements and procedures set forth in
                ------------
Attachment I.
------------

          ARTICLE IV. TOLL FOR COATING SERVICES AND SLITTING SERVICES

    4.1   Toll.  ISC agrees to pay the Partnership a toll for requested Coating
          ----
Services performed during the periods set forth on Schedule 4.1 in the amounts
                                                   ------------
corresponding to such periods set forth on Schedule 4.1, subject to adjustment
                                           ------------
pursuant to Section 4.2.  Invoicing will be rendered on 'coated' weight and
            ------------
shall include the weight of coatings applied on each individual coil but not the weights of protective wrappings and shipping materials. Tolls for Coating Services other than Reference Strip shall be proportionately adjusted in accordance with the parties' past practices.

    4.2   Adjustment to Toll.  (a)  Beginning on June 30, 1998 and on each
          ------------------
anniversary thereof during the Term, the Partnership shall calculate the "Reference Strip Ton Rate," which calculation shall be the sum of (u) the Partnership's then current kilowatt hour price for electricity to generate a Reference Strip ton at the Facility multiplied by the kilowatt hours per Reference Strip ton ("Electricity Costs") and (v) the forward price, as of such June 30 or the most recent Business Day thereto, for a period of three months, of the price of special hygrade zinc, as determined by the LME and published in The Wall Street Journal, for free zinc used in the Zinc Process multiplied by the units of free zinc per Reference Strip ton ("Zinc Costs"). Beginning on June 30, 1999 and continuing through June 30, 2001, the Partnership will determine the percentage increase or decrease of the Reference Strip Ton Rate by calculating (i) the difference between the Reference Strip Ton Rate for the current June 30 and the Reference Strip Ton Rate for the prior June 30 divided by (ii) the Reference Strip Ton Rate for the prior June 30. If such percentage change is positive and greater than 5%, the Partnership shall increase the toll for Coating Services for a Reference Strip ton for the next 12 month period, effective as of the July 1 of such 12 month period, by an amount equal to the difference between (w) the Reference Strip Ton Rate for the current June 30 and
(x) 1.05 times
the Reference Strip Ton Rate for the prior June 30. If such percentage change is negative and greater than 5%, the Partnership shall decrease the toll for Coating Services for a Reference Strip ton for the next 12 month period, effective as of the July 1 of such 12 month period, by an amount equal to the difference between (y) .95 times the Reference Strip Ton Rate for the prior June 30 and (z) the Reference Strip Ton Rate for the current June 30. An example of such calculation is set forth on Schedule 4.2. The Partnership will provide ISC
                                 -------------
evidence of such calculations as ISC shall reasonably request. In the event that the Partnership and ISC disagree as to one or more of the calculations, then the General Manager of Purchasing of ISC and the Chief Operating Officer of MSCWC shall meet and in good faith attempt to equitably determine such calculations; provided that until such agreement is reached there shall be no adjustment to the toll for Coating Services; provided further that when such agreement is reached, there shall be a retroactive adjustment from the period beginning the current July 1, of the toll for Coating Services.

    (b)   Notwithstanding Section 4.2(a), electricity costs shall be subject to
                          --------------
the Billing Policy for Electric Buy-Through Rates dated as of March 18, 1996 by and among, Bethlehem Steel Corporation, ISC and MSCWC.

    4.3   Toll for Slitting Services.  ISC shall pay the Partnership for
          --------------------------
Slitting Services in the amount set forth on Schedule 4.3.
                                             -------------

               ARTICLE V. SUBSTRATE QUANTITY; SUBSTRATE QUALITY

    5.1   Substrate Quantity.  ISC shall provide the Partnership with an amount
          ------------------
of ISC Substrate necessary to utilize ISC Line Time. Subject to Section 7.1, if
                                                                -----------
the Line becomes idle as a direct result of ISC's failure to provide the Partnership with ISC Substrate sufficient to utilize ISC Line Time, and the Partnership, after using its reasonable commercial efforts, is unable to utilize any remaining ISC Line Time for the benefit of the Partnership or other parties, at the end of the nearest fiscal quarter ISC shall pay the Partnership $*** per Reference Strip ton equal to the difference between (i) the Reference Strip tons that would have been produced during that quarter if ISC had utilized all of the ISC Line Time and (ii) the Reference Strip tons actually produced for ISC, the Partnership or any other party during such quarter allocable to the ISC Line Time.

    5.2   Substrate Quality. The Partnership shall promptly advise ISC if all
          -----------------
or part of any shipment of ISC Substrate is obviously damaged or defective. The Partnership shall have no obligation to perform Coating Services or Slitting Services on any damaged or defective ISC Substrate.

                            ARTICLE VI. OPERATIONS

    6.1   Operation of the Facility.  The Partnership currently maintains and
          -------------------------
shall maintain the capability of the Facility to receive ISC Substrate and to ship Coated ISC Substrate and Finished Substrate via rail and/or truck as requested by ISC.

    6.2   Communication of ISC Inventory Information.   The Partnership shall
          ------------------------------------------
operate an AISI Compord computerized system (the "System") to electronically communicate inventory information regarding ISC Inventory and provide ISC such information in accordance with the requirements of Attachment III. At any time
                                                   --------------
and from time to time as the System is off-line for in excess of twelve hours, the Partnership shall instead provide ISC information regarding the ISC Inventory pursuant to Attachment IV.
                      -------------

    6.3   Firm Orders.  Thirty days prior to the beginning of each calendar
          -----------
quarter during the Term, ISC shall deliver a firm order for the amount of time on the Line to be used during such quarter to provide Coating Services for ISC ("Firm Order"); provided that such Firm Order shall not exceed the amount of time on the Line set forth on Schedule 3.2 for that quarter, and provided
                              ------------
further that for the quarter commencing July 1, 1998, ISC shall deliver such Firm Order by June 1, 1998.

    6.4   Purchase Orders.  ISC shall deliver purchase orders ("Purchase Order")
          ---------------
to the Partnership, which Purchase Orders shall set forth the specifications for Coating Services (which specifications shall be within the reasonable capabilities of the Line), and the delivery points and scheduled delivery dates for Coated ISC Substrate. In the event that ISC requests the Partnership to perform Slitting Services on all or part of such Coated ISC Substrate, the delivery points and dates set forth in the Purchase Order shall, absent written notification by ISC to the Partnership, also apply to the delivery of Finished Substrate. In the event of any inconsistency between the terms of a Purchase Order and this Agreement, this Agreement shall govern. ISC shall order Coating Services and Slitting Services in a reasonably level manner so that excessive productivity demands will not be placed on the Partnership's operation of the Facility during any unit of time. ISC acknowledges that such scheduled delivery dates will necessarily be approximate, and the Partnership may make such adjustments from time to time as are reasonably necessary or advisable to achieve economic and efficient order sizes, to make efficient use of available Substrate and raw materials and otherwise to maximize efficiency and levels of production.

    6.5   Priority of Firm Orders and Modification of Purchase Orders, etc.
          ----------------------------------------------------------------

    (a) ISC may at any time notify the Partnership of any priority within any Firm Order or Purchase Order and the Partnership shall, to the extent reasonably practicable, utilize the Processes requested by ISC to coat ISC Substrate in accordance with the priority set forth in any such notification and shall allocate production time on the Line in an equitable manner between Coating Services and the coating of other Substrate.

    (b) ISC may, at any time prior to the commencement of coating ISC Substrate, notify the Partnership of changes in the specifications for all or part of a Purchase Order, which specifications shall be within the reasonable capabilities of the Line, and the

          Partnership shall, to the extent reasonably possible, utilize the Processes requested by ISC to coat such ISC Substrate in accordance with such changed specifications.

    (c) In utilizing the Processes requested by ISC to coat ISC Substrate, the Partnership will comply, to the extent reasonably possible, with any reasonable request (including, without limitation, changes to delivery points and scheduled delivery dates) made by ISC, provided that the Partnership shall not be required: (i) to comply with any request that would result in unfair or inequitable treatment of others who have ordered time on the Line or (ii) to follow any practices which are not commercially reasonable or consistent with the effective utilization of the Line.

    6.6   Shipment and Handling of ISC Substrate.
          --------------------------------------

    (a) ISC shall be responsible for arranging and paying for the shipment of ISC Substrate to the Facility.

    (b) Shipments of ISC Substrate to the Facility shall be at the expense and risk of ISC, and the Partnership shall have no responsibility for any ISC Substrate until delivered to the Facility; provided that the Partnership shall, pursuant to the requirements of Attachment V
                                                             ------------
          (subject to the adjustment to scrap allowance set forth in Article
                                                                     -------
          II), account for 100% of all ISC Substrate received at the Facility.
          --

    (c) The Partnership shall be responsible for unloading (after removal of bracing materials and covers, if any) all ISC Substrate delivered by or on behalf of ISC to the Facility and so shall unload ISC Substrate in accordance with the requirements of Attachment II and customary
                                                 ----------
          industry practices. The Partnership shall load and unload carriers expeditiously to avoid delays and shall be liable for the detention of trucks caused by the Partnership; provided that carriers comply with their scheduled appointment times. The Partnership shall be liable for all rail demurrage charges which result from delays caused by the Partnership that extend beyond its free time. The parties shall work together to avoid delivery or shipping schedules that will over-tax the normal capacity and operation of the Facility.

    6.7   Handling and Shipment of Coated ISC Substrate and Finished Substrate.
          --------------------------------------------------------------------

    (a) The Partnership shall be responsible for arranging, and ISC shall be responsible for paying for, all shipments of Coated ISC Substrate and/or Finished Substrate from the Facility pursuant to the following procedures:

      (i) ISC shall furnish the Partnership with written carrier routing instructions for delivery of Coated ISC Substrate and Finished Substrate, which instructions shall list the routings numerically in order of dispatch priority along with the carrier's phone number. Unless modified by such instructions, the Partnership shall ship Coated ISC Substrate and/or Finished Substrate to the address stated on the relevant Purchase Order.

      (ii) Unless ISC instructs the Partnership otherwise, all Coated ISC Substrate and Finished Substrate shall be shipped on a per coil basis, oldest coils first. In the event that the Partnership does not so ship Coated ISC Substrate or Finished Substrate, the Partnership shall be liable to ISC for losses caused by deterioration of aged Coated ISC Substrate and/or Finished Substrate.

      (iii) If the Partnership fails to comply with routing instructions or uses an unauthorized carrier without the prior approval of ISC's External Transportation Department, then the Partnership shall be held liable for any increase in freight rate due to such failure to comply or use of such unauthorized carrier.

      (iv) In the event that all approved carriers refuse ISC's freight of Coated ISC Substrate and/or Finished Substrate, the Partnership shall contact ISC's External Transportation Department and such department shall give the Partnership alternative carriers to call. If the Partnership is unable to reach such department to obtain alternative carriers, then the Partnership may use such other carriers as necessary to meet ISC's delivery requirements.

      (v) The Partnership shall provide ISC billing information pursuant to the requirements of Attachment VI and shall invoice ISC pursuant to
                                -------------
            the requirements of Attachment VI, both on a timely basis.
                                -------------

      (vi) The Partnership shall allocate sufficient storage space at the Facility to accommodate ISC Inventory, which storage space shall be approximately equal to the product of (i) the percentage of all Scheduled Line Time subject to Firm Orders from ISC for the following quarter and (ii) the Floor Space available for the storage of Substrate. The Partnership shall store such inventory in accordance with Attachment II and shall provide such additional
                            -------------
            protection for any ISC Inventory stored at the Facility in accordance with customary industry practice; provided, however, that when the ISC Inventory stored at the Facility equals the storage space allocated to ISC Inventory pursuant to the immediately preceding sentence, the Partnership shall immediately provide written notice to ISC and the Partnership, forty-eight hours after delivery of such notice, shall have the right to refuse delivery of additional Substrate for so long as the ISC Inventory stored at the Facility equals the storage space allocated to ISC Inventory.

     (b) The Partnership shall execute Trip Title of Coated ISC Substrate and/or Finished Substrate, subject to any mechanic's, serviceman's, bailee's or similar liens to which the

       Partnership is entitled, within twenty-four hours of the date such information is provided by ISC to the Partnership.

  6.8  Scrap.  Scrap allowance will be credited at the beginning of each month
       -----
for line scrap generated the previous month using the price for #1 dealer bundles as quoted in Iron Age's "New Steel" magazine for the month the scrap was generated as quoted for Detroit, less $*** per ton handling fee. In the event "New Steel" no longer publishes the scrap price for #1 dealer bundles; Detroit, the parties shall mutually agree on an appropriate source for such scrap price. The Partnership shall maintain records of scrap sales and shall, upon ISC's reasonable request, grant ISC access to all such records.

  6.9  Claim Policy.  In the event that (a) due to a breach by the Partnership
       ------------
of the warranty set forth in Section 7.2, ISC or a customer of ISC rejects, in
                             -----------
whole or in part, any Coated ISC Substrate or Finished Substrate, or the Partnership (b) damages, destroys or loses ISC Inventory (other than normal scrap), (c) through improper processing, storage, clerical or other error causes ISC Inventory (other than normal scrap) to lose value, (d) fails to correct or report to ISC any defects in or affecting ISC Inventory that are reasonably discoverable by the Partnership in the course of its operations, whether such defects are caused by ISC, the Partnership or another party, then the Partnership shall reimburse ISC for the value lost to such Coated ISC Substrate, Finished Substrate or ISC Inventory ("Claim Product") in accordance with the requirements of Attachment VIII and shall remove such rejected Coated ISC
                ---------------
Substrate and/or Finished Substrate in accordance with the requirements of

Attachment X.  "Value lost" shall be determined by taking the difference between
------------
the value of the uncoated substrate, processing fees, and freight less the subsequent sales price of the Claim Product. The parties will, with due diligence, work amicably together to resolve disputes over the underlying cause of such Claim Product defects. The Partnership's obligation as set forth herein shall not terminate until the buyer has accepted such Claim Product or has waived such acceptance. The Partnership shall be similarly liable for "value lost" on ISC Substrate obviously damaged during transit to the Facility only if the Partnership fails to comply with the inbound inspection requirements pursuant to Attachment II and ISC is unable to recover the "value lost" from the
           --------------
carrier due to a lack of proper inbound inspection documentation by the Partnership.

  6.10 Insurance.  The Partnership shall maintain in force at its sole cost and
       ---------
expense general comprehensive liability insurance in an amount not less than $*** in the aggregate, $*** per occurrence and excess liability coverage in the form of a $*** umbrella policy (per occurrence and in the aggregate). The Partnership shall provide ISC with a certificate of insurance covering the Partnership's insurance obligations. Such certificate shall name ISC as an additional insured and shall contain a statement that ISC will be notified by the insurer in writing at least thirty (30) days before any material policy change or cancellation or non-renewal is effected.

  6.11 ISC Inventory.  For the Term and for a period of six months thereafter,
       -------------
the Partnership shall provide ISC reasonable access to its records regarding all ISC Inventory except Claim Product records. ISC will have reasonable access to Claim Product records for the Term and a period of eighteen months thereafter. The Partnership shall perform a physical inventory of ISC Inventory at least once every calendar year. In addition, the Partnership shall, upon request of ISC during the Term (made not more than once in any calendar year), permit ISC (or its designees) to conduct a physical inventory of all ISC Inventory then held by the Partnership. In the event that ISC and the Partnership disagree as to the amount of ISC Inventory, then the General Manager of Purchasing of ISC and the Chief Operating Officer of MSCWC shall meet and in good faith attempt to equitably determine the amount of ISC Inventory.

  6.12 Inspection. The Partnership shall employ customary inspection techniques
       ----------
on ISC Substrate, Coated ISC Substrate and Finished Substrate during the coating process, unless directed by ISC in a Purchase Order or other written instruction, to employ the techniques as set forth in Attachment I; provided
                                                      ------------
that in any event, the Partnership shall not be responsible for failure to detect any defect in any Coated ISC Substrate or Finished Substrate which could not have been reasonably discovered during inspection of such Substrate.

  6.13 Customer Service.  ISC shall be responsible for rendering advice and
       ----------------
providing other assistance to ISC customers relating to Coated ISC Substrate and/or Finished Substrate. At the reasonable request of ISC, the Partnership shall make qualified personnel available at any location reasonably specified by ISC or any ISC customer to assist ISC or such customer with respect to the provision of advice and assistance relating to Coated ISC Substrate or Finished Substrate. To the extent that ISC or an ISC customer reasonably specifies the number and/or qualifications of such personnel, the Partnership shall use its reasonable efforts to provide such personnel to ISC or such ISC customer. Services to be provided by such personnel may include the investigation of claims or complaints relating to the coating and/or the slitting of Finished Substrate.

  6.14 Compliance with Laws.  The Partnership warrants that (i) no infringement
       --------------------
of any patents shall arise from the Partnership's use of the Processes and the performance of Coating or Slitting Services and (ii) subject to Section 7.3, as
                                                                -----------
of the date of shipment all Coated ISC Substrate or Finished Substrate supplied to ISC or to an ISC customer will have been processed and loaded for shipment in accordance with all applicable laws, ordinances, rules and regulations relating thereto. Without limiting the generality of the foregoing, the Partnership warrants that any Coated ISC Substrate and Finished Substrate processed and loaded for shipment by it will be processed and loaded for shipment in accordance with the Fair Labor Standards Act of 1938, as amended.

  6.15 Indemnification. (a)  The Partnership shall indemnify ISC and its
       ---------------
Affiliates against, and hold them harmless from, any losses, damages, liabilities, costs or expenses, including, without limitation, the reasonable fees and out-of-pocket expenses of attorneys retained by ISC, arising out of or relating to (i) a breach by the Partnership of any of its representations or warranties in this Agreement or (ii) any breach by the Partnership; provided that ISC may be represented in any action, at its own expense, by attorneys of its own choice.

  (b) ISC shall indemnify the Partnership and its Affiliates against, and hold them harmless from, any losses, damages, liabilities, costs or expenses, including, without limitation, the reasonable fees and out-of-pocket expenses of attorneys retained by the Partnership, arising out of or relating to (i) any breach by ISC of any of its representations and warranties in this Agreement or (ii) any breach by ISC of this Agreement; provided that the Partnership may be represented in any action, at its own expense, by attorneys of its own choice.

                   ARTICLE VII. GENERAL TERMS AND CONDITIONS

  7.1  Force Majeure.  Neither party shall be liable or responsible to the other
       -------------
party for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any cause beyond its control, including, without limitation, any act of God, fire, accident, strike, or other labor difficulties, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event which is likely to cause any delay or failure and sets forth its best estimate of the length of any delay and any possibility that it shall be unable to resume performance; provided, further, that said affected party shall use its best efforts to expeditiously overcome the effects of that event and resume performance.

  7.2  Warranty.  The Partnership warrants to ISC that all Coated ISC Substrate
       --------
and Finished Substrate shipped by the Partnership pursuant to this Agreement shall be in conformity with the specifications set forth by ISC in the related Purchase Order (as such Purchase Order may be modified from time to time pursuant to Section 6.5) which specifications shall be within the reasonable
            -----------
capabilities of the Line; provided, however, that ISC's payment for services provided hereunder shall not be deemed to waive any such warranty. The Partnership further warrants that, subject to Section 7.5, all Coated ISC
                                              -----------
Substrate and Finished Substrate shipped by the Partnership pursuant to this Agreement shall be delivered free from any security interest, lien or other encumbrance created by the Partnership, other than any liens of the carrier to whom the Partnership delivers such ISC Substrate for shipment. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7.2, THE PARTNERSHIP MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY ARISING FROM USAGE OF TRADE.

  7.3  Trademarks, etc.  All ISC Substrate coated by the Partnership pursuant to
       ---------------
this Agreement shall bear the trademark or brand name requested by ISC. ISC represents and warrants to the Partnership that the application of each such trademark or brand name by the Partnership has been duly authorized and will not violate the trademark or other rights of any other Person.

  7.4  Title to Substrate and Products.  Subject to Sections 6.7(b), 6.8 and
       -------------------------------              --------------------
6.9, ISC shall at all times retain title to all ISC Inventory (other than normal
---
line scrap). The Partnership agrees that under no circumstances shall it hold itself out as being the owner of any ISC Inventory on its premises, including, without limitation, on the Partnership's books and records. Risk of loss shall pass to ISC upon delivery of the Coated or Finished Substrate to the carrier.

  7.5  UCC Filings.  Notwithstanding Section 7.4, the parties hereto intend to
       -----------                   -----------
create the relationship of bailee-bailor with respect to any such Inventory in the possession of the Partnership, and agree that an informational or precautionary filing shall be made pursuant to the Uniform Commercial Code in effect in each jurisdiction where any such Inventory is being held by the Partnership. ISC and the Partnership each agree to execute and file such instruments, including financing statements and related amendments or continuation statements, and take such other actions as may be deemed by either of them to be necessary or desirable in order to fully protect the rights of ISC in and to the ISC Inventory. Nothing in this Section 7.5 or in any instrument
                                              -----------
executed, delivered or filed pursuant hereto, and no action or omission on the part of any party hereto, shall change the fact that the ISC Inventory is legally and equitably owned by ISC and is held by the Partnership as a bailee only. The Partnership shall inform ISC, in writing and within 30 days of becoming so aware, of any financing statement filed against the ISC Inventory.

                     ARTICLE VIII. PROCEDURES FOR PAYMENT

  8.1  Method of Payment.  All amounts payable hereunder shall be paid at such
       -----------------
place or account as the party shall reasonably specify in writing. Each payment shall be made in immediately available funds prior to 12:00 noon local time at the place of payment, on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made on the next succeeding Business Day.

  8.2  Late Payment.  If any amount payable hereunder is not paid when due, the
       ------------
paying party shall pay interest (to the extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof (unless such payment shall be made after 12:00 noon local time at the place of payment, on such date of payment, in which case such date shall be included) at a rate per annum equal to the Prime Rate. If any amount payable hereunder is paid on the date when due, but after 12:00 noon local time at the place of payment, interest shall be payable as aforesaid for one day. The Partnership reserves the right to refuse providing services if ISC has invoices in excess of ninety (90) days past due; provided that any such invoices do not involve Claim Product under contention.

  8.3  Payment Terms.  ISC shall pay the Partnership for Coating Services and
       -------------
Slitting Services properly invoiced in accordance with the requirements of

Attachment IX net 30 days from the date the Coated ISC Substrate and/or Finished
-------------
Substrate has been produced.

                            ARTICLE IX. TERMINATION

  9.1  Termination due to Bankruptcy or Material Breach. (a) Notwithstanding
       ------------------------------------------------
Section 7.1, either party may immediately terminate this Agreement upon the
-----------
Bankruptcy of the other party by written notice to the other party; provided that in the event of the Bankruptcy of the Partnership, ISC may enter the Facility and take possession of all ISC Inventory, and, without limiting any rights granted hereunder, take such actions as are permitted by law to protect ISC's interest and enforce the Partnership's obligations hereunder.

  (b) If either party materially defaults in the performance of any of its obligations under this Agreement, which default is not substantially cured within fifteen (15) days after notice is given to the defaulting party specifying the default and referencing this Section 9.1, then the party not in
                                            -----------
default may, by giving notice to the defaulting party, terminate this Agreement as of a date specified in such notice of termination. Notwithstanding the foregoing, with respect to material defaults that cannot reasonably be cured within 15 days, it will not be a default under this Section 9.1 if the
                                                    -----------
defaulting party in good faith submits a corrective action plan to cure such default, reasonably acceptable to the other party, within fifteen (15) days of receipt of the notice of default, and thereafter proceeds with due diligence to carry out such plan to conclusion; provided that the Term shall not be suspended or extended by any such cure period.

                               ARTICLE X. AUDITS

  10.1  Audits.  ISC has the right to hire a firm of independent certified
        ------
accountants of recognized standing to monitor, investigate and verify the proper performance of the Partnership's obligations hereunder. The Partnership shall permit such accountants to inspect records relating to such obligations during normal business hours and shall make available in a reasonably timely manner all current data reasonably deemed necessary by the auditors to perform their task.

                           ARTICLE XI. MISCELLANEOUS

  11.1  Independent Contractor. The Partnership is an independent contractor and
        ----------------------
this Agreement will not create a principal-agent, employer-employee, partnership or joint venture relationship between the Partnership and ISC. Each party shall be solely responsible for all of its acts and the acts of their respective agents, employees and subcontractors.

  11.2  Confidentiality. Each party and its Affiliates shall treat the existence
        ---------------
of this Agreement, the schedules and attachments hereto and all data and information furnished by a party or an Affiliate to the other party hereto or its Affiliates which is marked "Confidential," or contains a similar proprietary notice clause, as confidential and shall take or cause to be taken such reasonable precautions as such party takes to safeguard its own confidential information to prevent disclosure of the existence of this Agreement and all such data and information to others for a period of three years from the termination of this Agreement; provided, however, that this obligation shall not be applicable:

  (a) to disclosure to public authorities to the extent required by applicable law, including, without limitation, any securities laws or stock exchange rules applicable to either partners of the Partnership; provided, however, that the party required to disclose the existence of this Agreement or any confidential data or information shall have given the other party prompt written notice thereof so that the other party may seek a protective order or other appropriate remedy;

  (b) to the extent the existence of this Agreement or such data or information was part of the public domain at the time of its disclosure to such party;

  (c) to the extent the existence of this Agreement or such data or information became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of a party or its Affiliate in breach of this Agreement;

  (d) to the extent the existence of this Agreement or such data or information was subsequently disclosed to such party by a third party on a non-confidential basis who had no obligation to either party (whether directly or indirectly) not to disclose the existence of this Agreement or such data or information; or

  (e) to the extent that a party can demonstrate that such data or information was in such party's possession at the time of disclosure and was not acquired, directly or indirectly, from the other party or an Affiliate on a confidential basis.

Each party may disclose the existence of this Agreement and such data and information to its respective Affiliates, provided that each party shall take all reasonable measures to impose upon such Affiliates an obligation to respect the confidentiality of the existence of this Agreement, the schedules and attachments hereto and all other data and information disclosed, and no marketing or commercial use shall be made by either party or its Affiliates based on such information without the prior written consent of the other party. In addition, ISC may disclose the existence of this Agreement to its customers.

  11.3  Notices.  All communications, notices and consents provided for herein
        -------
shall be in writing and be given in person (or by air freight delivery) or by means of telex, telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (x) on delivery if given in person or by air freight delivery, (y) on the date of transmission if sent by telex, telecopy or other wire transmission, or (z) three Business Days after being deposited in the mail, with proper postage for first-class registered or certified mail, prepaid. Notices shall be addressed to each party as follows:

  If to ISC:

  Inland Steel Company
  3210 Watling Street
  East Chicago, Indiana 46312
  Attn: General Manager, Purchasing

  Fax Number: (219) 399-4448

  If to the Partnership:

  Walbridge Coatings, An Illinois Partnership
  c/o MSC Walbridge Coatings, Inc.
  2200 Pratt Boulevard
  Elk Grove Village, IL 60007
  Attn:  C.F.O.
  Fax Number: (847) 439-0737

  with a copy to:

  Bethlehem Steel Corporation
  1170 8th Avenue
  Bethlehem, Pennsylvania 18016
  Attn: David M. Beckwith
  Fax Number: (610) 694-1447

  and a copy to:

  MSC WALBRIDGE Coatings, Inc.
  30610 East Broadway
  Walbridge, Ohio 43465
  Attn: Vice President and General Manager
  Fax Number: (419) 661-5802

or at such other address as either party hereto may from time to time designate by notice duly given in accordance with the provisions of this Section 11.3 to
                                                               ------------
the other party hereto.

  11.4  Counterparts.  This Agreement may be executed in any number of
        ------------
counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument. Fully executed sets of counterparts shall be delivered to and retained by each of ISC and the Partnership.

  11.5  Waiver, Remedies.  No failure or delay in exercising any right hereunder
        ----------------
shall operate as a waiver of or impair any such right or any other right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. The remedies afforded to each party hereunder shall be in addition to any other remedies to which such party is entitled, whether at law or in equity.

  11.6  Amendment. This Agreement may be amended, modified or supplemented only
        ---------
by an instrument in writing signed by the parties hereto.

  11.7  Entire Agreement. This Agreement expresses the entire understanding
        ----------------
between the parties with respect to the subject matter herein and any prior or contemporaneous oral or written negotiations, discussions or agreements are hereby superseded.

  11.8  Headings. The headings of the articles, sections, schedules, attachments
        --------
and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

  11.9  Survival.  Articles 1 and 2 and Sections 6.9, 7.2, 8.1, 8.2, 8.3, 11.2,
        --------   ---------      -     -------- ---  ---  ---  ---  ---  ----
11.5, 11.9 and 11.12 shall survive the termination of this Agreement.
----  ----     -----

  11.10 Extension of Time for Performance.  If this Agreement calls for any
        ---------------------------------
action to be taken on or by a date which is not a Business Day, such action shall be deemed to be required to be taken on or by the next succeeding Business Day.

  11.11 Assignment.  The Partnership shall not assign this Agreement or
        ----------
subcontract any part of its obligations to be performed hereunder without the prior written consent of ISC. In the event consent for such subcontract is given, the Partnership shall be and remain liable as if no such subcontract had been made. ISC shall not assign this Agreement without the prior written consent of the Partnership; provided that the foregoing notwithstanding, no such consent of the Partnership shall be required for an assignment by ISC of its rights and obligations hereunder to an Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  11.12 Governing Law. This Agreement shall be construed under and governed by
        -------------
the internal laws of the State of Illinois, without regard to its conflicts of law provisions.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above given.

                              INLAND STEEL COMPANY

                              By:______________________


                              Its:_____________________


                              WALBRIDGE COATINGS, AN ILLINOIS PARTNERSHIP


                              By:     EGL Steel Inc., a General Partner

                              By:________________________


                              Its:_______________________


                              By:     MSC Walbridge Coatings, Inc., a General
                                      Partner

                              By:________________________


                              Its:________________________

                                 SCHEDULE 3.2

                LINE TIME AVAILABLE TO ISC FOR COATING SERVICES

July 1, 1998 to December 31, 1998 - ***% of Scheduled Line Time.

January 1, 1999 to December 31, 1999 - ***% of Scheduled Line Time.

January 1, 2000 to December 31, 2000 - ***% of Scheduled Line Time.

January 1, 2001 to December 31, 2001 - ***% of Scheduled Line Time.

                                  SCHEDULE 4.1

                          TOLLING FOR COATING SERVICES

July 1, 1998 to December 31, 1998 -$*** per Reference Strip ton.

January 1, 1999 to December 31, 1999 -$*** per Reference Strip ton.

January 1, 2000 to December 31, 2000 -$*** per Reference Strip ton.

January 1, 2001 to December 31, 2001 -$*** per Reference Strip ton.

                                  SCHEDULE 4.2

                 EXAMPLE OF CALCULATION FOR ADJUSTMENT TO TOLL

                                      ***

                                  SCHEDULE 4.3

                         TOLLING FOR SLITTING SERVICES


Standardized Inspection System Edge Trim and Inspection:  $*** per charged ton

No Inspection -- Edge Trim Only:                          $*** per charged ton

The Barnes Agreement shall apply to future slitting operations at $*** per ton surcharge.